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                                                                    Exhibit 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
MKE-Quantum Components LLC

   We consent to the incorporation by reference in the registration statement on Form S-4 of Quantum Corporation of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, with respect to the consolidated balance sheet of MKE-Quantum Components LLC and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998, which report appears in Form 8-K of Quantum Corporation dated March 26, 1999, and to the reference to our firm under the heading "Experts".

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
March 26, 1999